Exhibit 10.5

RULES

OF

ASCENTAGE PHARMA GROUP

INTERNATIONAL

RESTRICTED SHARE UNIT

SCHEME 2021

Adopted on February 2, 2021

RULES

OF

ASCENTAGE PHARMA GROUP INTERNATIONAL

RESTRICTED SHARE UNIT SCHEME

1.	Purpose

The purpose of this Scheme is to incentivize the existing and incoming directors, senior management and employees for their contribution to our Group, to attract, motivate and retain skilled and experienced personnel to strive for the future development and expansion of the Group by providing them with the opportunity to own equity interests in the Company.

2.	Definitions and interpretation

2.1	Defined Terms

In these Rules, except where the context otherwise requires, the following expressions shall have the following meanings:

“Adoption Date” means the date of the adoption of this Scheme by the Board of the Company on February 2, 2021;

“Articles” means the articles of association of the Company (as amended from time to time);

“Auditors” means the auditors of the Company, as appointed from time to time;

“Board” means the board of directors of the Company or a duly authorized committee of the board of directors;

“Board Lot” means 100 Shares;

“Business Day” a day (other than a Saturday or Sunday or days on which a tropical cyclone warning number 8 or above or a “black” rain warning signal is hoisted in Hong Kong at any time between 9 am and 5 pm) on which the Stock Exchange is open for trading and clearing banks in Hong Kong and the PRC are open for transactions of normal banking business;

“Company” means Ascentage Pharma Group International, a company incorporated under the laws of the Cayman Islands with limited liability on November 17, 2017;

“Eligible Persons” means persons eligible to receive RSUs under this Scheme, who are existing or incoming employees, directors (whether executive or non-executive) or officers of the Company or any member of the Group;

“Grant Date” means the date on which RSUs, are granted under this Scheme pursuant to a Grant Letter, as described in Rule 5.4;

“Grant Letter” means the letter pursuant to which RSUs are granted to a Selected Person, as described in Rule 5.3;

“Group” means the Company, its subsidiaries and companies whose financial results have been consolidated and accounted as the subsidiaries of the Company by virtue of the contractual arrangements; a “member of the Group” shall mean any of the aforesaid companies;

“Hong Kong” means the Hong Kong Special Administrative Region of the People's Republic of China;

“Inside Information” has the meaning given under Part XIVA of the SFO;

“Listing Date” means October 28, 2019, on which the Shares were listed and from which dealings therein were permitted to take place on the Stock Exchange;

“Listing Rules” means the Rules Governing the Listing of Securities on the Stock Exchange, as amended from time to time;

“Participant(s)” means a Selected Person who accepts the offer of the grant of RSUs in accordance with the terms of this Scheme;

“PRC” means the People’s Republic of China, and for the purpose of this Scheme, exclude Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan;

“RSUs” means restricted share units, each restricted share unit represents one underlying Share, and represent a conditional right granted to any Selected Person under this Scheme to obtain the corresponding economic value of the underlying Shares, less any tax, stamp duty and other charges applicable, as determined by the Board in its absolute discretion;

“Rules” means the rules of this Scheme as amended from time to time;

“Scheme” means the restricted share unit scheme constituted and governed by the rules in this document, as amended from time to time;

“Scheme Period” means the period of ten (10) years commencing from the Adoption Date, or until this Scheme is terminated pursuant to Rule 16, whichever is earlier;

“Selected Person(s)” means Eligible Persons selected by the Board to be granted RSUs under this Scheme at its discretion;

“SFO” means the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), as amended from time to time

“Shares” means Ordinary Shares of US$0.0001 each in the issued share capital of the Company (or of such other nominal amount as shall result from other sub-division or a consolidation of the share capital of the Company from time to time);

“Stock Exchange” means The Stock Exchange of Hong Kong Limited;

“Trustee” means the trustee(s) to be appointed by the Board to hold Shares for the purpose of this Scheme; and

“Vesting Date” means any Share held by the Trustee on behalf of a Participant pursuant to the provisions of the Rules vests in such Participant in accordance with the vesting schedule (if any) as set out in the grant letter; and

“Vesting Notice” means a notice to be sent by the Company to each of the relevant Participants after the vesting criteria, conditions and time schedule have been reached, fulfilled, satisfied or waived, as described in Rule 6.2.

2.2	Headings are inserted for reference only and shall be ignored in the interpretation of these Rules. Unless the context otherwise requires, references herein to Rules are to provisions of these Rules, references to persons includes corporations and vice versa, singular includes the plural and vice versa and references to a gender shall include all genders.

2.3	References to any document in these Rules are to that document as amended, consolidated, supplemented, novated or replaced from time to time.

2.4	References to statutes, statutory provisions or the Listing Rules shall be construed as references to those statutes, provisions or rules as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date of this Scheme).

3.	Duration and administration

3.1	Term of this Scheme

Subject to Rule 18, this Scheme shall be valid and effective for a period of ten (10) years, commencing on the Adoption Date.

3.2	Administration of Scheme

The Board has the power to administer this Scheme, including the power to construe and interpret these Rules and the terms of the RSUs granted under it. The Board may delegate the authority to administer this Scheme to a committee of the Board. The Board may also appoint one or more independent third-party contractors to assist in the administration of this Scheme and delegate such powers and/or functions relating to the administration of this Scheme as the Board thinks fit (the “RSU Administrator”). The Board’s determinations under this Scheme need not be uniform and may be made by it selectively with respect to persons who are granted, or are eligible to be granted, RSUs under it. If a director is a Participant he may, notwithstanding his/her own interest and subject to the Articles, vote on any Board resolution concerning this Scheme (other than in respect of his/her own participation in it), and may retain RSUs under it. Each Participant waives any right to contest, amongst other things, the value and number of RSUs or Shares or equivalent value of cash underlying the RSUs or Shares and the Board’s administration of this Scheme.

3.3	Interpretation of Scheme

The decision of the Board as to all matters relating to this Scheme or its interpretation or effect shall be final and binding. In particular, the Board shall finally determine whether a person is eligible to participate in this Scheme.

3.4	Trustee

The Company may appoint trustee to assist with the administration and vesting of RSUs granted pursuant to this Scheme. The Company may (i) allot and issue Shares under its available general mandate to the Trustee to be held by the Trustee and which will be used to satisfy the RSUs upon exercise and/or (ii) direct and procure the Trustee to receive existing Shares from any shareholder of the Company or purchase existing Shares (either on-market or off-market) to satisfy the RSUs upon exercise. The Company shall procure that sufficient funds are provided to the Trustee by whatever means as the Board may in its absolute discretion determine to enable the Trustee to satisfy its obligations in connection with the administration of this Scheme. All Shares underlying the RSUs granted and to be granted under the RSU Scheme will be transferred, allotted or issued to the Trustee.

4.	Assignment of RSUs

The RSUs granted pursuant to this Scheme are personal to each Participant, and are not assignable. Participants are prohibited from selling, transferring, assigning, charging, mortgaging, encumbering, hedging or creating any interest in favor of any other person over or in relation to any property held by the Trustee on trust for the Participants, the RSUs, or any interest or benefits therein.

5.	Grant of RSUs

5.1	Basis of eligibility for RSUs

Subject to Rules 5.2 and 5.6, the Board may select any Eligible Person for participation in this Scheme as a Selected Person. Unless so selected, no Eligible Person shall be entitled to participate in this Scheme. The basis of eligibility of any Selected Person for the grant of RSUs shall be determined by the Board from time to time on the basis of their contribution to the development and growth of the Group or such other factors as the Board may deem appropriate.

5.2	Offer of grant of RSUs

Subject to the limitations and conditions of this Scheme, the Board may, at its sole and absolute discretion, grant RSUs to any Selected Person on such terms and conditions as the Board thinks fit, provided that:

(a)	no RSUs shall be granted after the expiry of the term of this Scheme or after the earlier termination of this Scheme in accordance with Rule 17; and

(b)	RSUs that have lapsed in accordance with Rule 10 or for any other reasons can be re-granted by the Board.

5.3	Contents of the Grant Letter

Upon the grant of RSUs, a Grant Letter should be provided to the Selected Person and such Grant Letter shall address, among other things, the following matters:

(a)	the Selected Person's name;

(b)	the manner of acceptance of the RSU;

(c)	the number of RSUs granted and the number of underlying Shares represented by the RSUs;

(d)	the vesting criteria and conditions;

(e)	the vesting schedule;

(f)	the exercise price of the RSUs (where applicable); and

(g)	such other terms and conditions as the Board shall determine and are not inconsistent with this Scheme.

The Grant Letter will require the Selected Person to undertake to hold the RSU on the terms on which it is granted and to be bound by the provisions of the RSU Scheme.

The Grant Letter shall serve as evidence of the grant of the RSUs and no further certificate shall be issued to the Selected Person.

5.4	Acceptance of RSUs

A Selected Person may accept an offer of the grant of RSUs in such manner as set out in the Grant Letter. Once accepted, the RSUs are deemed granted from the date of the Grant Letter. Upon acceptance, the Selected Person becomes a Participant in this Scheme.

5.5	Information to the Trustee

The Board shall, after any RSUs have been granted and duly accepted by the Participant(s), inform the Trustee of the name(s) of the Participant(s), the number of RSUs and the number of underlying Shares that can be acquired by each Participant upon exercise of the RSUs granted to each such Participant, the vesting schedule of RSUs (if any) and other terms and conditions (if any) that RSUs are subject to as determined by the Board.

5.6	Restriction on grant of RSUs

The Board may not grant any RSUs to any Selected Persons in any of the following circumstances:

(a)	where the Company has information that must be disclosed under Rule 13.09 of the Listing Rules or where the Company reasonably believes there is Inside Information which must be disclosed under part XIVA of the SFO, until such Inside Information has been published on the websites of the Stock Exchange and the Company;

(b)	after any Inside Information in relation to the securities of the Company has occurred or has become the subject of a decision, until such Inside Information has been published;

(c)	within the period commencing 60 days (in the case of yearly results), or 30 days (in the case of results for half-year, quarterly or other interim period) immediately preceding the earlier of (1) the date of a meeting of the Board (as such date is first notified to the Stock Exchange) for the approval of the Company’s results for any year, half-year, quarterly or other interim period (whether or not required under the Listing Rules); and (2) the deadline for the Company to publish its quarterly, interim or annual results announcement for any such period, and ending on the date of such announcement;

(d)	in any other circumstances where dealings by Selected Persons are prohibited under the Listing Rules, SFO or any other applicable law or regulation or where the requisite approval from any applicable regulatory authorities has not been granted, or where granting the RSUs would result in a breach by the Company, any member of our Group or any of their directors of any applicable law or regulation;

(e)	where such grant of RSUs would result in breach of the limits of this Scheme as set out in Rule 13; or

(f)	within 6 months from the Listing Date if the Award is satisfied by the issuance of new Shares.

6.	Vesting of RSUs

6.1	The Board may determine the vesting criteria, conditions and time schedule when the RSUs will vest and such criteria, conditions and time schedule shall be stated in the Grant Letter.

6.2	Within a reasonable time after the vesting criteria, conditions and time schedule have been reached, fulfilled, satisfied or waived, the Board shall send the Vesting Notice to each of the relevant Participants. The Vesting Notice will confirm the extent to which the vesting criteria, conditions and time schedule have been reached, fulfilled, satisfied or waived, and the number of Shares (and, if applicable, the cash or non-cash income, dividends or distributions and/or the sale proceeds of non-cash and non-scrip distributions in respect of those Shares) involved.

7.	Exercise of RSUs

7.1	RSUs held by a Participant that are vested as evidenced by the Vesting Notice may be exercised (in whole or in part) by the Participant serving an exercise notice in writing on the Trustee and copied to the Company. Any exercise of RSUs must be in respect of a Board Lot or an integral multiple thereof (except where the number of RSUs which remains unexercised is less than one Board Lot).

An award of RSUs under the Scheme (“Award(s)”) gives the Participant a conditional right upon vesting of the Award to obtain an equivalent value in cash with reference to the value of the Shares underlying such Award held by the Trustee on a date of sale (“Date of Sale”) (being a date that the RSU Administrator determines to conduct on-market sale of such Shares once every financial year pursuant to the RSU Scheme), less any tax, fees, levies, stamp duty and other applicable charges.

7.2	Rights on a takeover

If a general offer to acquire the Shares (whether by takeover offer, merger, or otherwise in a like manner) is made to all of the shareholders of the Company (or shareholders other than the offeror and/or any person controlled by the offeror and/or any person acting in concert with the offeror) and the general offer to acquire the Shares is approved and the offer becomes or is declared unconditional in all respects, a Participant’s RSUs will vest immediately, even if the vesting period has not yet commenced.

7.3	Rights on a compromise or arrangement

If a compromise or arrangement between the Company and its shareholders or creditors is proposed in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies and a notice is given by the Company to its shareholders to convene a general meeting to consider and if thought fit approve such compromise or arrangement and such shareholders’ approval is obtained, a Participant’s RSUs will vest immediately, even if the vesting period has not yet commenced.

7.4	Rights on voluntary winding-up

If an effective resolution is passed during the Scheme Period for the voluntary winding-up of the Company (other than for the purposes of a reconstruction, amalgamation or scheme of arrangement), all outstanding RSUs shall be treated as having vested immediately. No Shares will be transferred, and no cash alternative will be paid, to the Participant, but the Participant will be entitled to receive out of the assets available in liquidation on an equal basis with the Company’s shareholders such sum as they would have received in respect of the RSUs.

8.	Restrictive Covenants

8.1	By accepting any RSUs granted hereunder, a Participant shall be deemed to have made the Restrictive Covenants set forth in this Rule 8 to and for the benefit of the Group.

8.2	The Participant hereby undertakes to the Group that he will not at any time whilst an employee, director, shareholder or otherwise interested in the Group (save in so far as is reasonably necessary to fulfil his duties to the Group) or at any time thereafter, directly or indirectly use or disclose or communicate to any person any information concerning the affairs, business methods, processes, systems, inventions, plans or research and development of the Group or those of its customers, clients or suppliers and which may be reasonably regarded as being confidential to the Group or to such persons (other than information which he is required to disclose by law or which is for the relevant time being in the public domain other than by reason of wrongful disclosure of the same by him) and will use his best endeavours to prevent the publication or disclosure of any such information by any third party.

8.3	The Participant undertakes to the Group that he will not, except with the prior written approval of the Company, be directly or indirectly concerned with or engaged or interested in any other business which is in any respect in competition with or similar to the business of the Group during his employment with the Group, save that this restriction shall not apply to any holding of Shares or other securities in the Company.

8.4	The Participant undertakes to the Group that:

(a)	for so long as he is employed by the Company or any other member within the Group he will devote his full time and attention to the business of the Group and will use his best endeavours to develop the business and interests of the Group and will not be concerned with any other (competitive or other) business; and

(b)	upon his ceasing (for any reason) to be employed by the Group he will not for a period of two (2) years from the date he ceases to be so employed, whether on his own account or on behalf of any other person, firm or company:

(c)	solicit (in connection with any business of a type then carried on by the Group) interfere with or endeavour to entice away from any member within the Group any person, firm or company who at any time during the period of one year immediately preceding such cessation, was to his knowledge a material customer, client, supplier, agent, distributor, or an employee (not being a junior employee) or consultant (by whatever title called) of a member within the Group;

(d)	seek to interfere with the continuance of the supply of goods or services to any member within the Group or the terms of any such supply; or

(e)	carry on, engage in or be concerned or interested either as principal or agent or as a shareholder, partner or employee of any other person in any business or activity which involves the offer, sale or supply of products or services to customers in the PRC or any other territory in which the Group offers such sale or supply for the relevant time being, competes with the business in which any member within the Group is or was engaged in the twelve months prior to the date he ceases to be employed by the Group; or

(f)	use or allow the use by any third party of any name, logo or other intellectual property rights used by any member within the Group or any name or logo likely to be confused therewith otherwise than in the conduct of the business of the Group; and

(g)	deal in the Shares which would violate (i) any applicable laws, regulations and rules in any relevant jurisdictions including, without limitation, the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong), other Hong Kong securities laws, and the U.S. Securities Act of 1933, as amended from time to time, and (ii) any internal policy of the Company in connection with dealing in the Shares.

8.5	The Participant undertakes to the Group that he shall not, during either the course of his employment by the Group or for a period of two (2) years from the date he ceases to be employed by the Group, make, publish, or otherwise transmit any disparaging or defamatory statements, whether written or oral, regarding the Group or its employees, products, operations, procedures, policies, business or services.

9.	Rights attached to RSUs and Shares

9.1	Rights attached to RSUs

A Participant does not have any contingent interest in any Shares underlying the RSUs unless and until such Award is granted to the Participant. Further, a Participant may not exercise voting rights in respect of the Shares underlying the RSUs prior to their exercise and, unless otherwise specified by the Board in its entire discretion in the Grant Letter to the Participant, nor do they have any rights to any cash or non-cash income, dividends or distributions and/or the sale proceeds of non-cash and non-scrip distributions from any Shares underlying the RSUs.

9.2	Rights attached to Shares

Any Shares transferred to a Participant in respect of any RSUs will be subject to all the provisions of the Articles and will rank pari passu with the fully paid Shares in issue on the date of the transfer or, if that date falls on a day when the register of members of the Company is closed, the first day of the reopening of the register of members, and accordingly will entitle the holders to participate in all dividends or other distributions paid or made on or after the date of transfer or, if that date falls on a day when the register of members of the Company closed, the first day of the reopening of the register of members.

10.	Lapse of RSUs

10.1	Any unvested RSUs will automatically lapse immediately where:

(a)	such Participant’s employment or service terminates for any reason; or

(b)	the Participant makes any attempt or takes any action to sell, transfer, assign, charge, mortgage, encumber, hedge or create any interest in favour of any other person over or in relation to any RSUs or any interests or benefits pursuant to the RSUs.

10.2	If at any time, a Participant:

(a)	ceases to be an employee;

(b)	fails, during the course of his employment, to devote the whole of his time and attention to the business of the Group or to use his best endeavours to develop the business and interests of the Group;

(c)	is concerned during the course of his employment with the Group (without the prior written consent of the Company) with any (competitive or other) business other than that of the Group; and/or

(d)	is in breach of his contract of employment with or any other obligation to the Group (including without limitation the restrictive covenants set out in Rule 8), then all vested and unvested RSUs shall automatically lapse and such Participant shall have no claim whatsoever in respect of the RSUs or the underlying Shares.

11.	Death of a Participant

In respect of a Participant who dies at any time prior to or on the Vesting Date, all the unvested RSUs of the relevant Participant shall be automatically cancelled with effect from the date on which the Participant dies. The Board may however, in its absolute discretion, determine, within thirty (30) calendar days after the date of death, that the unvested RSUs of the relevant Participant shall be vested on an accelerated basis on terms determined by the Board. In such event, subject to the Rules, the Trustee shall hold the vested RSUs upon trust and, as instructed by the Company, to transfer the same to the legal personal representatives of the Participant (i) within three years of the death of the Participant; or (ii) within 6 months after the date the grant of representation is obtained from relevant court (whichever is shorter).

12.	Cancellation of RSUs

12.1	The Board may at its discretion cancel any RSU that has not vested or lapsed, provided that:

(a)	the Company or any member of the Group pay to the Participant an amount equal to the fair value of the RSU at the date of the cancellation as determined by the Board, after consultation with the Auditors or an independent financial adviser appointed by the Board;

(b)	the Company or the relevant member of the Group provides to the Participant a replacement award (or a grant or option under any other restricted share unit scheme, share option scheme or share-related incentive scheme) of equivalent value to the RSUs to be cancelled; or

(c)	the Board makes any arrangement as the Participant may agree in order to compensate him/her for the cancellation of the RSUs.

13.	Maximum number of RSUs granted under this Scheme

The maximum number of RSUs that may be granted under this Scheme in aggregate (excluding RSUs that have lapsed or been cancelled in accordance with these Rules) shall be 3,133,526 ordinary shares.

14.	Reorganisation of capital structure

In the event of any capitalization issue, rights issue, consolidation, sub-division or reduction of the share capital of the Company, the Board may make such equitable adjustments, designed to protect the Participants’ interests, to the number of Shares underlying the outstanding RSUs or to the amount of the equivalent value, as it may deem appropriate at its absolute discretion.

15.	Disputes

The Board shall determine any question of interpretation and settle any dispute arising under or in connection with this Scheme. In such matters, the Board’s decision shall be final.

16.	Amendment of this Scheme

Save as provided in this Scheme, the Board may alter any of the terms of this Scheme at any time. Written notice of any amendment to this Scheme shall be given to all Participants. Any alterations to the terms and conditions of this Scheme which are of a material nature or any changes to the terms of the RSUs granted which shall operate to affect materially adversely any subsisting rights of any Participant shall be subject to the consent of the Participants amounting to three-fourths in nominal value of all underlying RSUs so held by the Participants on the date of the relevant resolution passed by our Board in approving the amendment of this Scheme or the terms of the RSUs granted (as the case may be), except where the alterations or changes take effect automatically under the existing terms of this Scheme. The Board’s determination as to whether any proposed alteration to the terms and conditions of this Scheme or the terms of the RSUs granted (as the case may be) is material shall be conclusive.

17.	Termination of this Scheme

The Board may terminate this Scheme at any time before the expiry of the Scheme Period. The provisions of this Scheme shall remain in full force and effect in respect of RSUs which are granted pursuant to these Rules prior to the termination of the operation of this Scheme. The Company or relevant member of the Group shall notify the Trustee and all Participants of such termination and of how any property held by the Trustee on trust for the Participants (including, but not limited to, any Shares held) and the outstanding RSUs shall be dealt with.

18.	Miscellaneous

18.1	Costs of this Scheme

The Company shall bear the costs of establishing and administering this Scheme. For the avoidance of doubt, all stamp duty and/or transfer tax or duty and any other charges payable upon the transfer of the Shares to the Participant upon exercise of the RSUs shall be borne by the Participant.

18.2	Notices

(i)	Any notice or other document which has to be given to a Selected Person or a Participant under or in connection with this Scheme may be delivered to the Selected Person or the Participant or sent by post or facsimile transmission or e-mail to him at his home postal address, home or work e-mail address or facsimile number according to the records of his employing company or such other address as the Company reasonably considers appropriate.

(ii)	Any notice or other document which has to be given to the Company under or in connection with this Scheme may be delivered or sent by post to it at its registered office (or such other place as the Board may from time to time decide and notify to the Participants and/or the Trustee) or by facsimile transmission to the central facsimile number of the Company.

(iii)	Any notice or other document which has to be given to the Trustee under or in connection with this Scheme may be delivered or sent by post to it at its registered office (or such other place as the Trustee may from time to time decide and notify to the Company and/or the Participants) or by facsimile transmission to the central facsimile number of the Trustee or the work e-mail address of a designated person of the Trustee as notified by the Trustee to the Company.

(iv)	Any notice or other document if given by a Selected Person or a Participant shall be irrevocable and shall not be effective until actual receipt by the Trustee or the Company (as the case may be).

(v)	Notices sent by post will be deemed to have been given by the Company or the Trustee on the first day after the date of posting, and by the Participant on the date of receipt by the Board or the Trustee (as the case may be). Notices served by hand will be deemed to be served when delivered.

18.3	Responsibility for obtaining consents

A Participant shall be responsible for obtaining any governmental or other official consent that may be required in order to permit the acceptance or exercise of the RSUs. The Company and the Trustee shall not be responsible for any failure by a Participant to obtain any such consent and shall not be liable for any cost incurred in obtaining such consent.

18.4	Responsibility for tax etc.

Subject to Rule 18.1, the Company and the Trustee shall not be liable for any tax or other liability to which a Participant may become subject as a result of his or her participation in this Scheme.

18.5	No other rights

This Scheme shall not confer on any person any legal or equitable rights against the Company directly or indirectly or give rise to any cause of action at law or in equity against the Company.

18.6	Discretionary Scheme

This Scheme is discretionary and shall not form part of any contract (whether a contract of employment or otherwise) between the Company or any member of the Group and any Eligible Person and/or Selected Person. The rights and obligations of any Eligible Person under the terms of his/her office or employment shall not be affected by his participation in this Scheme. This Scheme shall give an Eligible Person no additional rights to compensation or damages in consequence of the termination of his/her office or employment.

18.7	Power to adopt operational rules

The Board may from time to time adopt such operational rules as it may deem fit for the purpose of giving effect to or implementing this Scheme (including but not limited to formulating rules which restrict the exercise of the RSUs granted or to be granted or otherwise impose restrictions on the Participant), provided that such rules do not conflict with these Rules or contravene any of the applicable laws or regulations.

18.8	Governing law and jurisdiction

This Scheme and all RSUs granted under it shall be governed by and construed in accordance with Hong Kong law.

The Hong Kong courts shall have the exclusive jurisdiction to determine any claim, dispute or difference arising out of or in connection with this Scheme or any RSUs granted under it.